EXHIBIT A(3) (c)
----------------

                            Commission Schedule For
                    Discovery Life Plus Insurance Contracts
                    ---------------------------------------

I.   Discovery Agencies
     ------------------

     A. First year commissions on contracts issued are equal to 2% of the initial premium plus $20 per contract.

     B. On any additional premiums which are paid, there are no commissions payable.

II.  Ordinary Agencies
     -----------------

     A. First year commissions on contracts issued are equal to 3% of the initial premium.

     B. On any additional premiums which are paid, there are no commissions payable.

III. The registered representatives of various broker-dealers which have entered into contractual arrangements with Pruco Life Insurance Company and Pruco Securities Corporation will be paid up to 3% of the initial premium on contracts they sell. On any additional premiums which are paid, there are no commissions payable.

IV. In the event a contract lapses or is surrendered within the first contract year, the entire first year commission is subject to recapture by the Pruco Life Insurance Company.




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